Exhibit 99.1

FX Alliance Inc. Reports Fourth Quarter and Full Year 2011 Financial Results

NEW YORK, NY, March 8, 2012 – FX Alliance Inc. (“FXall”) (NYSE: FX), the leading independent global provider of electronic foreign exchange trading solutions, today reported financial results for the fourth quarter and full year ended December 31, 2011.

For the fourth quarter of 2011, total revenues increased 15.8% to $29.6 million from $25.5 million for the fourth quarter of 2010. Net income increased 51.2% to $7.8 million, compared with $5.1 million for the same period last year. On a non-GAAP basis, adjusted net income increased 54.4% to $8.6 million, or $0.30 per diluted share, from $5.6 million, or $0.19 per diluted share, for the same period last year. A full reconciliation of GAAP to non-GAAP financial measures is included with this release.

For the full year 2011, total revenues increased 19.4% to $118.3 million from $99.1 million in 2010. Net income increased 23.2% to $26.1 million compared with $21.2 million in 2010. On a non-GAAP basis, adjusted net income increased 30.8% to $29.4 million, or $1.02 per diluted share, from $22.5 million, or $0.78 per diluted share, in 2010.

“We are pleased with our results for 2011. While our trading volumes in the fourth quarter were impacted by weakness in the overall foreign exchange market, we still generated solid financial results demonstrating the diversity within our business model and scalability of our electronic trading platform,” commented Phil Weisberg, chairman and chief executive officer of FXall. “Looking ahead, we expect to generate continued growth in our business driven by our strong franchise and greater expansion of our client footprint, combined with the secular shift to electronic trading.”

Fourth Quarter 2011 Results

Fourth quarter 2011 total revenues increased 15.8% to $29.6 million from $25.5 million for the same period last year. Total transaction fees grew 19.3% to $22.4 million from $18.7 million in the fourth quarter of 2010. User, settlement, and license fees increased 5.0% to $7.2 million from $6.8 million in the fourth quarter of 2010.

Total average daily volume (counting one side of each trade) was $82.1 billion, an increase of 23.0% from the fourth quarter of 2010 and a decrease of 7.3% from the third quarter of 2011. Average daily volume for relationship trading was $65.8 billion, an increase of 18.3% from the fourth quarter of 2010 and a decrease of 3.4% from the third quarter of 2011. Average daily volume for active trading was $16.3 billion, an increase of 46.6% from the fourth quarter of 2010 and a decrease of 20.2% from the third quarter of 2011.

Adjusted EBITDA increased 19.5% to $14.2 million from $11.9 million in the fourth quarter of 2010. Adjusted EBITDA margin was 48.1% compared to 46.6% in the same period a year ago.

The effective tax rate for the fourth quarter was 26.0% compared to 40.6% in the fourth quarter of 2010 and the decrease was due to provision to return adjustments, tax credits and changes in the way the Company apportions its income to the states where it conducts business.

Full Year 2011 Results

Full year 2011 total revenues increased 19.4% to $118.3 million from $99.1 million in 2010. Total transaction fees increased 24.4% to $90.3 million from $72.6 million in 2010. User, settlement, and license fees increased 5.9% to $27.9 million from $26.3 million in 2010.

Total average daily volume (counting one side of each trade) was $83.4 billion, an increase of 34.0% from 2010. Average daily volume for relationship trading and active trading was $66.4 billion and $17.1 billion, an increase of 30.8% and 47.6%, respectively, from 2010.

Adjusted EBITDA increased 24.0% to $57.8 million for 2011 from $46.6 million in 2010. Adjusted EBITDA margin was 48.9% compared to 47.1% in the prior year.

The effective tax rate for the full year 2011 was 38.6% compared to 40.6% in 2010 and the decrease was due to provision to return adjustments, tax credits and changes in the way the Company apportions its income to the states where it conducts business.

Capital expenditures for the year ended December 31, 2011 were $14.3 million, compared with $16.6 million in 2010.

At December 31, 2011, cash, cash equivalents and investments available-for-sale were $134.8 million.

IPO Summary

In February 2012, FXall completed an initial public offering of 5,200,000 shares of common stock. All of the shares sold in the initial public offering were sold by certain selling shareholders. The Company did not receive any proceeds from the sale of the shares by the selling stockholders. In addition, the selling stockholders granted the underwriters an option to purchase a maximum of 780,000 shares of common stock to cover over-allotments, which was exercised in full in February 2012.

In connection with the closing of the initial public offering, all of the Company’s outstanding preferred stock was converted into shares of common stock and the Company paid a cash dividend of $63.1 million to holders of our common and preferred stock, and a dividend equivalent payment of $6.9 million, as an anti-dilution measure, to holders of vested stock options.

Financial Measures

Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a full reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

Conference Call Details

As previously announced, FXall will host a conference call today, March 8, 2012, at 5:00 p.m. EST to discuss its fourth quarter and full year 2011 results. The conference call will be webcast live on the Internet, and can be accessed through the Investor Relations section of the FXall website, http://investors.fxall.com. The live conference call can also be accessed by dialing (800) 299-7098 (U.S.) or (617) 801-9715 (International) and providing the passcode 92859436. A replay of the webcast will be available on the Company’s website.

About FXall

FXall is the leading independent global provider of electronic foreign exchange trading solutions, with over 1,000 institutional clients worldwide. FXall’s offices in New York, Boston, Washington, London, Zurich, Hong Kong, Tokyo, Singapore, Sydney and Mumbai serve the needs of active traders, asset managers, corporate treasurers, banks, broker-dealers and prime brokers.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to our estimated and projected earnings, revenues, costs, expenditures, cash flows, growth rates and financial results, our plans and objectives for future operations, growth, initiatives, or strategies are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, any failure to successfully execute our growth strategy, including failing to increase our FX trading volumes, grow and maximize our existing institutional client relationships or effectively cross-sell our products to our clients; economic conditions, such as the current Eurozone crisis, including their effect on the FX, financial and capital markets, our vendors and business partners, employment levels, and inflation; our loss of key personnel or our inability to hire additional personnel; damage or interruption to our electronic trading platform or information systems; the impact of governmental laws and regulations; changes in the competitive environment in our industry and the markets in which we operate; natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts and geo-political events; and our failure to maintain effective internal controls. Other unknown or unpredictable factors also could have material adverse effects on the Company’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in FX Alliance Inc.’s Registration Statement on Form S-1, initially filed with the Securities and Exchange Commission (the “SEC”) on September 19, 2011, as subsequently amended, included under headings such as “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

FX ALLIANCE INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	December 31,		Years Ended December 31,
	2011	2010	2011	2010
Revenues
Transaction fees	$22,368	$18,743	$90,309	$72,572
User, settlement, and license fees	7,166	6,823	27,877	26,336
Interest and other income, net	39	(24)	79	157

Total revenues	29,573	25,542	118,265	99,065

Operating Expenses
Salaries and benefits	11,180	10,408	48,213	38,869
Technology	2,032	1,467	6,969	7,068
General and administrative	1,819	1,876	6,526	6,107
Marketing	153	208	1,161	1,063
Professional fees	1,229	537	2,930	1,565
Depreciation and amortization	2,662	2,398	10,027	8,749

Total operating expenses	19,075	16,894	75,826	63,421

Income before income taxes	10,498	8,648	42,439	35,644
Provision for income taxes	2,733	3,514	16,373	14,486

Net income	7,765	5,134	26,066	21,158
Accretion and allocated earnings of preferred stock	4,746	2,621	13,502	10,506

Net income allocated to common stockholders	$3,019	$2,513	$12,564	$10,652

Earnings per common share:
Basic	$0.14	$0.12	$0.60	$0.50
Diluted	$0.14	$0.12	$0.58	$0.50

Weighted-average common shares outstanding:
Basic	21,053,899	21,122,581	21,048,776	21,133,143
Diluted	21,735,260	21,466,902	21,645,360	21,383,487

Adjusted Net Income per common share including conversion of preferred:
Basic	$0.31	$0.20	$1.04	$0.79
Diluted	$0.30	$0.19	$1.02	$0.78

Adjusted Weighted-average common shares outstanding including conversion of preferred:
Basic	28,294,637	28,363,319	28,289,514	28,373,881
Diluted	28,975,998	28,707,640	28,886,098	28,624,225

FX ALLIANCE INC.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$127,722	$96,682
Investments available-for-sale	7,077	6,937
Accounts receivable, net	13,122	11,075
Income taxes receivable	7,748	3,516
Deferred income taxes	5,390	5,650
Prepaid expenses and other current assets	2,284	1,290

Total current assets	163,343	125,150

Software development costs, net	19,746	16,736
Property and equipment, net	11,379	9,637
Deferred income taxes, net of current portion	11,298	17,008
Intangible assets, net	2,016	2,448
Goodwill	2,999	2,999
Other assets	1,730	4,152

Total assets	$212,511	$178,130

Liabilities, Reedemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$5,985	$4,641
Accrued compensation	13,575	12,663
Income taxes payable	924	462
Deferred revenues	287	324

Total current liabilities	20,771	18,090
Long term liabilities
Deferred rent	3,011	2,794
Commitments and Contingencies

Redeemable Convertible Series A Preferred stock	109,276	100,096

Stockholders’ Equity
Common stock	2	2
Additional paid-in capital	17,144	11,621
Accumulated other comprehensive income, net of tax	33	139
Retained earnings	62,274	45,388

Total stockholders’ equity	79,453	57,150

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$212,511	$178,130

FX ALLIANCE INC.

Key Operating Metrics

(unaudited)

	Three Months Ended
	December 31,		Years Ended December 31,
	2011	2010	2011	2010
Total Trading Volume (in millions)(1)
Relationship Trading	$4,213,212	$3,615,911	$17,118,419	$13,084,010
Active Trading	1,042,183	721,986	4,406,739	2,984,526

Total	$5,255,395	$4,337,897	$21,525,158	$16,068,536

Trading Days (2)	64	65	258	258

Average Daily Volume (in millions)
Relationship Trading	$65,832	$55,629	$66,351	$50,713
Active Trading	16,284	11,108	17,080	11,568

Total	$82,116	$66,737	$83,431	$62,281

Average Transaction Fee per Million
Relationship Trading	$3.67	$3.77	$3.64	$3.91
Active Trading	6.61	7.06	6.34	7.15
Total	$4.26	$4.32	$4.19	$4.51

(1)	Notional U.S. dollar-equivalent (calculated at the time of trade) of trades executed on FXall generating transaction fees (counting one side of the transaction), in millions.
(2)	Trading days include each Monday through Friday excluding New Year’s Day, Good Friday and Christmas Day.

FX ALLIANCE INC.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended
	December 31,		Years Ended December 31,
	2011	2010	2011	2010
Adjusted EBITDA:
Net income	$7,765	$5,134	$26,066	$21,158
Interest and other income	(39)	24	(79)	(157)
Depreciation and amortization	2,662	2,398	10,027	8,749
Stock-based compensation expense	1,090	824	5,406	2,377
Provision for income taxes	2,733	3,514	16,373	14,486

Adjusted EBITDA	$14,211	$11,894	$57,793	$46,613

Adjusted Net Income:
Net income	$7,765	$5,134	$26,066	$21,158
Stock-based compensation expense, net of tax	870	459	3,323	1,310

Adjusted Net Income	$8,635	$5,593	$29,389	$22,468

Adjusted Weighted-average basic common shares outstanding including conversion of preferred:
Weighted-average basic common shares outstanding	21,053,899	21,122,581	21,048,776	21,133,143
Conversion of preferred shares into common shares	7,240,738	7,240,738	7,240,738	7,240,738

Adjusted Weighted-average basic common shares outstanding including conversion of preferred	28,294,637	28,363,319	28,289,514	28,373,881

Adjusted Weighted-average fully diluted common shares outstanding including conversion of preferred:
Weighted-average fully diluted common shares outstanding	21,735,260	21,466,902	21,645,360	21,383,487
Conversion of preferred shares into common shares	7,240,738	7,240,738	7,240,738	7,240,738

Adjusted Weighted-average fully diluted common shares outstanding including conversion of preferred	28,975,998	28,707,640	28,886,098	28,624,225

Contacts:

Investor contact:

Julie Prozeller / Amy Pesante

FTI Consulting

Telephone: (212) 850-5747

fxall@fticonsulting.com

or

News media contact:

Dafina Grapci-Penney

Greentarget

Telephone: +44 20 7324 5486

Mobile: + 44 752 533 5733

dafina.grapci-penney@greentarget.co.uk